Exhibit 10.28

ASSIGNMENT OF MEMBERSHIP INTERESTS AGREEMENT

This ASSIGNMENT OF MEMBERSHIP INTERESTS AGREEMENT (hereinafter called this "Assignment"), is effective as of December 31, 2011 by and between Jeffrey Sisk ("Assignee") and Generation Zero Group, Inc. ("Assignor"), a Nevada corporation.

RECITALS

A.	Assignor owns 100% of the membership interests of Medical Work, LLC (“MW”), a Georgia limited liability company.
B.	MW operates the business known as PhysicianWork.com plus MW owns the URL’s listed in Exhibit A, attached hereto (collectively MW’s business and assets are referred to as the “MW Assets”).
C.
MW acquired the MW Assets in a merger (“Merger”) with StaffMD, Inc. (“SMD”) effective on February 7, 2011, in which MW was the surviving entity, as evidenced by that certain Certificate of Merger attached hereto as Exhibit B.

D.
Assignee is the founder of SMD, was the 100% owner of SMD, Inc. at the time of the Merger and at all times since the Merger has been the sole operating manager of MW and has had exclusive control over all bank accounts, marketing, expenses, and operations related to the MW Assets.

E.
At the time of the Merger, MW issued a promissory note in the original principal amount of $250,000 to Geronimo Property Trust (“Geronimo Note”) and a promissory note in the original principal amount of $3,950,000 to Assignee (“Seller Note”).

F.
The Geronimo Note is secured by a first priority lien on all MW Assets and Assignor is a co-obligor on the Geronimo Note.  The Seller Note is secured by a subordinated lien on all MW Assets and a first lien on Assignor’s membership interests in MW.

G.	At the time of the Merger, Assignee received from Assignor 6,000,000 shares of Assignor’s common stock.
H.
At the time of the Merger, MW and Assignee entered into an employment agreement “Employment Agreement” pursuant to which Assignee was named President and Chief Executive Officer of MW and the sole Manager of MW.

I.
MW is in default of its obligations under the Seller Note and Assignee has the right to take possession of Assignor’s interest in MW, but to resolve the default amicably, the parties have agreed that MW will be assigned to Assignee upon the terms and conditions hereinafter set forth in this Assignment.

Now, therefore, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE ONE - SALE AND PURCHASE; CLOSING

Section 1.  Transfer and Assignment.  Subject to the terms and conditions contained in this Assignment, Assignor hereby sells, transfers, assigns, conveys, and delivers to Assignee, all right, title and interest of Assignor in and to the membership interests of MW, which constitute 100% of the membership interests of MW.  The membership interests assigned herein are identified as Certificate #1 and represent 100 membership interests, all of which are held by Assignee pursuant to that certain “Pledge Agreement” executed by and between Assignor and Assignee and which certificate was delivered to Assignee in connection with the Merger.  The Pledge Agreement is hereby terminated and hereby made null and void and of no further force and effect.  Assignor acknowledges that any and all interests in PhysicianJobs.com, LLC, the license agreement between MW and PhysicianJobs.com, LLC for the URL physicianjobs.com, and any other interest Assignor may have in and to PhysicianJobs.com, LLC, if any are all included in the MW Assets.

Section 2.   Seller Note and Employment Agreement.  The Seller Note and the Employment Agreement are hereby cancelled and hereby made null and void and of no further force and effect.

Section 3.  Geronimo Note Indemnity.  Assignee hereby agrees to indemnify, defend and hold harmless Assignor, including its agents, officers, directors, consultants, and members (collectively, the “Assignor Parties”) from and against any and all claims, costs, expense, loss, and causes of action of any kind whatsoever, including defense costs, related to or arising out of the Geronimo Note.  In the event any claim is made for which any of the Assignor Parties seeks indemnity, Assignor shall provide Assignee written notice of the claim and Assignee shall defend or settle the claim at Assignee’s sole cost and expense.  Assignee agrees to enter into that certain pledge agreement of even date herewith (“New Pledge Agreement”) to provide additional security for the indemnity provided in this Section 3.

Section 4.  Cancellation of Shares.  At the time of the Merger, Assignee received from Assignor 6,000,000 shares of Assignor’s common stock.  Assignee hereby agrees to cancel 3,000,000 of these shares of common stock.  Assignee shall provide Assignor’s stock transfer agent, Island Stock Transfer, an executed stock power, the original 6,000,000 share certificate with a written direction to cancel 3,000,000 shares, and deliver 500,000 shares of Assignee’s shares to Assignor as collateral pursuant to the terms of the New Pledge Agreement, and deliver 2,500,000 shares to Assignee.  The foregoing cancellation of shares shall be deemed a covenant and not an obligation of debt. The parties agree that Assignee’s 2,500,000 shares, and Assignee’s 500,000 shares delivered to Assignor as collateral pursuant the terms of the New Pledge Agreement, are protected by an existing Registration Rights Agreement dated February 1, 2011 that shall survive the Closing and shall remain in full force and effect.

Section 5.  Effective Date.  The parties agree that all of the transfer and assignments contained in this Assignment shall be effective as of December 31, 2011 and the January 1, 2012 balance sheet shall be prepared for MW with Assignee as owner of the assets set forth on said balance sheet.

Section 6.   Assignor Representation.  Assignor hereby represents and warrants to Assignee that Assignor has all requisite corporate power and authority and have taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Assignment and to consummate the transactions completed hereby.  This Assignment is a valid and binding agreement of Seller enforceable against it in accordance with its terms.

Section 7.  Title to Membership Units.  Assignor has good and valid title to the membership interests in MW subject to the Pledge Agreement and any and all claims the holder of the Geronimo Note may have.  Assignor represents that any interests Assignor’s other secured lenders have is hereby released as to the MW membership interests and MW Assets.

Section 8.   No Breach.  The execution, delivery and performance of this Assignment by Assignor does not, and the consummation by Assignor of the transactions contemplated by this Assignment and the performance of its other obligations hereunder will not, constitute or result in: a breach or violation of, or a default under, its certificate of incorporation or by-laws of Assignor, or to the knowledge of Assignor, a breach of or violation of any agreement, law, permit, or license binding upon Assignor.

Section 9.   Brokers And Finders.  Neither Assignor nor Assignee nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the transactions contemplated in this Assignment.

Section 10.  Assignee Representation.  Assignee represents and warrants to Assignor that Assignee has all power and authority to execute and consummate the transactions contemplated by this Assignment.

Section 11.  Survival.  The representations and warranties set forth in this Assignment shall survive the Closing.

Section 12.  Counterparts.  This Assignment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 13. Governing Law and Venue.  This Assignment shall be governed by Georgia law and any action brought to enforce the terms of this Assignment shall be brought in Fulton County Georgia. Should either party file an action to enforce its rights under this Assignment, the prevailing party shall be entitled to recover attorneys’ fees and costs.  Assignor shall be entitled to specific performance for a default of Assignee’s obligations under Section 4 above and whenever there is not an adequate remedy at law.

Section 14. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier:

If to Assignee:	Jeff Sisk
199 Daisy Street
Homosassa, FL 34446

If to Assignor:	c/o The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, TX 77401
Attn: David M. Love, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 15.  Entire Agreement; No Other Representations.  This Assignment constitutes the entire agreement between the parties.  This Assignment  supersedes all other prior agreements, understandings, indemnities, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section  16.  Severability.  The provisions of this Assignment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof so long as any such declaration of invalidity does not frustrate the intent of the Assignment.

Section  17.  Binding Effect; Assignment.  This Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 18.  Release. Assignee hereby releases the Assignor Parties from and against all activities related to the operation of MW and the MW Assets whatsoever from the beginning of time through the effective date of this Assignment.  The sole exceptions to the release contained in this Section 18 shall be Assignor’s representation in Section 6 above and that certain Registration Rights Agreement (the “Reg Rights Agreement”) dated the first day of February, 2011 by and between Assignor and Assignee, which agreement is acknowledged by the parties to remain in full force and effect as to the Investor Shares, as defined in the Reg Rights Agreement after giving effect to Section 4 above.

In Witness Whereof, this Assignment has been duly executed and delivered by the parties hereto effective as of the date first written above.

Assignee:	Assignor

Generation Zero Group, Inc.

/s/ Jeffrey E. Sisk
Jeffrey Sisk	By: /s/ Matthew Krieg
Name: Matthew Krieg
Title: President